Acknowledgement Receipt

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$ **130** fee paid by e-Filer via *RAM* with Confirmation Number: 251.

eFiled Application Information

EFS ID	19077710
Application Number	62000682
Confirmation Number	8878
Title	Non Invasive Glucose Level Tester
First Named Inventor	Diane Harder
Customer Number or Correspondence Address	Andrew Befumo Befumo & Schaeffer, PLLC 16217 Shadow Drive Culpeper VA 22701 US 202-669-0619 andrew@befumolaw.com
Filed By	Andrew Befumo
Attorney Docket Number	
Filing Date	
Receipt Date	20-MAY-2014
Application Type	Provisional

Application Details

Submitted Files	Page Count	Document Description	File Size	Warnings
Patent1.pdf	4		704788 bytes	◆ PASS

Document Description	Page Start	Page End
Specification	1	2
Claims	3	4

Submitted Files	Page Count	Document Description	File Size	Warnings
coversheet1.pdf	2	Provisional Cover Sheet (SB16)	475631 bytes	⚠ WARNINGS
This is not a USPTO supplied Provisional Cover Sheet SB16 form.				
fee-info.pdf	2	Fee Worksheet (SB06)	28900 bytes	◆ PASS

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Approved for use through 01/31/2014. OMB 0651-0032
U.S. Patent and Trademark Office; U.S. DEPARTMENT OF COMMERCE

PROVISIONAL APPLICATION FOR PATENT COVER SHEET – Page 1 of 2

This is a request for filing a PROVISIONAL APPLICATION FOR PATENT under 37 CFR 1.53(c).

Express Mail Label No. ______________________

INVENTOR(S)

Given Name (first and middle [if any])	Family Name or Surname	Residence (City and either State or Foreign Country)
Diane	Harder	Spokane Valley, WA

Additional inventors are being named on the ______________ separately numbered sheets attached hereto.

TITLE OF THE INVENTION (500 characters max):

Non Invasive Glucose Level Tester

Direct all correspondence to: **CORRESPONDENCE ADDRESS**

☐ The address corresponding to Customer Number: ______

OR

☑ Firm or Individual Name Andrew J Befumo

Address
16217 Shadow Drive

City Culpeper | State VA | Zip 22701

Country US | Telephone 202-669-0619 | Email andrew@befumolaw.c

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☐ Application Data Sheet. See 37 CFR 1.76.
☐ CD(s), Number of CDs ______
☐ Drawing(s) *Number of Sheets* ______
☑ Other (specify) Claims - 2 pages
☑ Specification (e.g., description of the invention) *Number of Pages* 2

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PROVISIONAL APPLICATION FOR PATENT COVER SHEET – Page 2 of 2

The invention was made by an agency of the United States Government or under a contract with an agency of the United States Government.

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SIGNATURE [signature] DATE 5/20/2014

TYPED OR PRINTED NAME Andrew J Befumo REGISTRATION NO. 54773
(if appropriate)

TELEPHONE 202-669-0619 DOCKET NUMBER ____________

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NON-INVASIVE BLOOD GLUCOSE LEVEL TESTER

FIELD OF THE INVENTION

The present invention relates to devices for the measurement of glucose levels in the blood stream. More particularly, the present invention relates to devices for monitoring blood glucose level through an electrochemical sensor topically attached to a patient's skin to provide information about the level of the patent's blood glucose level.

BACKGROUND OF THE INVENTION

Monitoring the level of glucose in certain individuals is vitally important to their health. High or low levels of glucose may have detrimental effects. The monitoring of glucose is particularly important to individuals with diabetes, as they must determine when insulin is needed to reduce glucose levels in their bodies or when additional glucose is needed to raise the level of glucose in their bodies.

A conventional technique used by many diabetics for personally monitoring their blood glucose level includes the periodic drawing of blood, the application of that blood to a test strip, and the determination of the blood glucose level using calorimetric, electrochemical, or photometric detection. This technique does not permit continuous or automatic monitoring of glucose levels in the body, but typically must be performed manually on a periodic basis. Unfortunately, the consistency with which the level of glucose is checked varies widely among individuals. Many diabetics find the periodic testing inconvenient and they sometimes forget to test their glucose level or do not have time for a proper test. In addition, some individuals wish to avoid the pain associated with the test. These situations may result in hyperglycemic or hypoglycemic episodes.

Other devices have been developed for continuous or automatic monitoring of glucose in the blood stream. A number of these devices use electrochemical sensors which are directly implanted into a blood vessel or in the subcutaneous tissue of a patient. However, these devices are typically large, bulky, and/or inflexible, and many can not be used effectively outside of a controlled medical facility, such as a hospital or a doctor's office, unless the patient is restricted in his activities. Additionally, these devices require a sensor to be implantedin the patient.

The patient's comfort and the range of activities that can be performed while the sensor is implanted are important considerations in designing extended-use sensors for continuous or automatic monitoring of the level of glucose. There is a need for a small, comfortable device which can continuously monitor the level of glucose, while still permitting the patient to engage in normal activities, while not requiring

surgical implantation. Continuous and/or automatic monitoring of glucose can provide a warning to the patient when the level of the glucose is at or near a threshold level so that the patient can then take appropriate actions.

SUMMARY OF THE INVENTION

Generally, the present invention relates to methods and devices for the continuous and/or automatic in monitoring of the level of glucose using a sensor taped or otherwise removably attached to a patient. The devices are small and comfortable when used, thereby allowing a wide range of activities.

A sensor control unit includes two or more conductive contacts disposed on the housing and configured for coupling to two or more contact pads on the sensor. A transmitter is disposed in the housing and coupled to the plurality of conductive contacts for transmitting data obtained using the sensor. The sensor control unit includes a variety of optional components, such as, for example, adhesive for adhering to the skin, a mounting unit, a receiver, a processing circuit, a power supply (e.g., a battery), an alarm system, a data storage unit, a watchdog circuit, and a measurement circuit. Other optional components are described below.

Another embodiment of the invention is a sensor assembly that includes the sensor control unit described above. The sensor assembly also includes a sensor having at least one working electrode and at least one contact pad coupled to the working electrode or electrodes. The sensor may also include optional components, such as, for example, a counter electrode, a counter/reference electrode, a reference electrode, and a temperature probe. Other components and options for the sensor are described below.

Another embodiment is a method of using an electrochemical sensor. An electriochemical sensor disposed within a pad is adhered to skin of a patient. The electrochemical sensor contacts the skin of the patient and is held against the skin through adhesive, tape, a Velcro wrap, or other means well known in the art.

The sensor is glucose-responsiveand includes a plurality of working electrodes and a common counter electrode. Signals generated at one of the working electrodes and compared to the counter electrode. The counter electrode is assigned a calibration value by assaying a calibration sample of a patient's sweat. The calibration value is then related to at least one of the signals from the one or more working electrodes to determine the need for adjustment of blood glucose levels. The data is transmitted to a display unit and an indication of the level of the glucose level is displayed on the display unit.

The above summary of the present invention is not intended to describe each disclosed embodiment or every implementation of the present invention. The Figures and the detailed description which follow more particularly exemplify these embodiments.

CLAIMS

The following claims set forth the invention as follows:

1. A sensor control unit comprising: a housing adapted for placement on skin and adapted to receive a portion of an electrochemical sensor having a plurality of contacts.

2. The device according to Claim 1, wherein the plurality of contacts are disposed within a pad.

3. The device according to Claim 2, wherin the plurality of contacts comprise a plurality of conductive contacts disposed within the pad.

4. The device according to Claim 3, wherein the housing is coupled to the plurality of contact pads.

5. The device according to Claim 4, wherein a transmitter is disposed in the housing and coupled to the plurality of conductive contacts for transmitting data obtained using the sensor.

6. The device of claim 5, wherein the sensor includes a glucose flux limiting layer adjacent at least a portion of the sensor.

7. The device of claim 5 , wherein the sensor control unit includes a transmitter to transmit glucose-related information.

8. The device of claim 7, wherein the sensor control unit includes a transceiver for bi-directional communication.

9. The device of claim 5, wherein the sensor control unit includes a receiver to receive glucose-related information.

10. The device of claim 5, wherein the power source is self-activating.

11. The device of claim 5 , wherein the power source is contained in a water resistant or water tight unit.

12. The device of claim 5, wherein the power source is a battery.

13. The device of claim 12, wherein the battery has a thickness of 0.5 mm or less.

14. The device of claim 12, wherein the battery has a lifetime of at least thirty days.

15. The device of claim 5, wherein at least a portion of the sensor is affixable to the skin of an individual.

16. The device of claim 5 wherein the sensor control unit is configured to be in a sleep mode during the one low power state.